Exhibit 10.15

Term Sheet for Exclusive Distribution Agreement

February 2006

Nidaria Technology Ltd.

And

Teeka Tan Products

Parties

Nidaria Technology Ltd. (“Nidaria”) and Teeka Tan Products intend to enter into an exclusive distribution agreement (the “Agreement”) for purposes of commercializing the sun care product line by the name of Safe SeaTM, with active ingredients which have the effect of jellyfish sting inhibitor (the “Products”).

Terms	Five (5) year exclusive agreement for defined “Retail Consumer Markets” in certain territories as described below (the “Territory”).
Products price

Teeka Tan will pay the cost listed below per product. The products would be supplied as bulk in one of the two alternatives, at Nidaria’s decision:

1.   $14 per Kg (SPF0 – SPF30) FOB Israel.

2.   $14.8 per Kg (SPF0 – SPF30) DDU Daytona Beach, FL (sea freight).

•     Bottle Label and fill are at the expense of Teeka Tan

•     The price for SPF50 will be higher by $3.15 per Kg.

Payment terms will be one of the two, at Teeka Tan’s decision:

1.   In advance of production by wire transfer or credit card.

2.   60 days from B.L by an irrevocable confirmed LC, by wire transfer.

Appointment and License

Nidaria will grant Teeka Tan a non-exclusive, personal, limited, and non-transferable license for the term of the Agreement, to use and display the Nidaria Trademarks for the sole purpose and in accordance with Teeka Tan obligations under this Agreement. Trademarks shall mean those:

•     Trademarks;

•     Trade names

•     Service marks;

•     Trade Dress;

•     Logo

•     Copyrights in advertising and promotional materials; and

•     Website and all website links in the territory.

•     Teeka Tan has the right to appoint sublicenses subject to the control and responsibility of Teeka Tan.

Nidaria \ – Teeka Tan Distribution Term Sheet

February 2006

Minimum Purchases and Warrant

Teeka Tan agrees to purchase an aggregate minimum amounts per each 12 months period starting on the signing date (each a “contract year”) as follows:

1st Year 3,750 Kg

2nd Year 6,250 Kg

3rd Year 7,500 Kg

4th year 11,875 Kg

5th year 15,625 Kg

Additionally, Teeka Tan will issue Nidaria a warrant to purchase up to 1 million shares of Teeka Tan’s restricted common stock, at a price per share of .05. The warrant shall be exercisable during a period of 5 years.

Territory and Channels

The agreement will grant Teeka Tan exclusive rights to market the Products as described herein in the “Retail Consumer Market” in United States, the Caribbean markets and Mexico. Mexico will be free year one and will require additional product purchase to the minimum amount each additional year thereafter. Other geographic markets will be agreed on a case-by-case basis.

Scope of Products

•     Products shall include all current Safe Sea products.

•     The right to distribute future Safe Sea products of Nidaria shall be offered to Teeka Tan on a right of first refusal basis. Teeka Tan shall have 60 days to evaluate and advise Nidaria of its acceptance or decline.

•     Acceptance of future products will be on an exclusive basis as defined by markets and channels.

Teeka Tan additional rights and obligations

•     Shall use best efforts to promote, sell and distribute the Products to all channels and customers.

•     Shall have the exclusive right of determination of overall strategy, including brand position, pricing, consumer/trade promotion, marketing and distribution.

•     Shall use best efforts to keep Nidaria informed and to actively seek out and consider in good faith any suggestions from Nidaria.

•     Shall be responsible for all expenses resulting from its efforts to promote the Products, including but not limited to research, advertising, packaging, etc.

Nidaria \ – Teeka Tan Distribution Term Sheet

February 2006

Marketing budget

Teeka Tan commits to a five year Marketing budget expenditure of at least one Million dollars. The term Marketing budget, is defined to include the following specific expenditures: Advertising Consumer; Consumer Promotions; Product Sampling; Displays; Consumer Research; Product Development; Packaging Development; Product Testing; Sales Collateral Materials; Trade Collateral Materials; Trade Shows; Co-Op Advertising; Conversion Expense (Re-set Fees); New Store Fees; Rebates; Quantity Discounts; incremental marketing payroll costs, including applicable fringe benefits; and web-site development and maintenance costs.

Term Extension

An option for an agreement extension of one year at the time, Subjected to the fulfillment of the 5 years agreement terms, would be granted from the end of year five at the terms below:

Purchase of minimum aggregate quantity of 15.625 tons during year five

Purchase of minimum aggregate quantity of 20 tons during year six

Purchase of minimum aggregate quantity of 25 tons during year seven

Purchase of minimum aggregate quantity of 30 tons during year eight

Purchase of minimum aggregate quantity of 35 tons during year nine

Purchase of minimum aggregate quantity of 40 tons during year ten.

The total agreement term extension would not exceed 5 years.

Termination

Standard termination for cause (including failure to comply with minimum purchases, Exclusive License Fees and minimum Marketing budget expenditure) and insolvency termination provisions shall apply as will be further detailed in the Agreement.

Confidentiality	Standard non-disclosure and non-use provisions shall apply.
Exclusive License Fee

Teeka Tan agrees to pay Nidaria for the exclusive rights the following additional compensation:

1st Year $75,000.00

2nd Year $75,000.00

3rd Year $50,000.00

4th Year $50,000.00

5th Year $50,000.00

The compensation would be paid at the beginning of each year.

Nidaria \ – Teeka Tan Distribution Term Sheet

February 2006

Intellectual Property Rights

All rights not specifically granted to Teeka Tan are reserved by Nidaria. Except as expressly provided in connection with the distribution of the Products, Nidaria does not convey any Intellectual Property Rights to Teeka Tan. Without limiting the forgoing, Nidaria reserves the right to modify, replace or add to the Product at its sole discretion at any time, upon prior written notice to Teeka Tan provided that the Product shall, in all cases, have the effect of jellyfish sting inhibitor.

Teeka Tan shall not have any right to duplicate, translate, decompile, reverse engineer, or adapt: (i) the Products and any part thereof, and (ii) any documentation provided by Nidaria and any part thereof without Nidaria’s prior written consent, nor shall Teeka Tan attempt to develop any products derivative of the Products or products that contain the “look and feel” of the Products.

Nidaria Requirements

Nidaria, shall provide assistance (a specific individual) with new product development and brand building of the Products.

Nidaria agrees not to compete in the jellyfish sting inhibitor combined with sun care products market sector, as well as future new products in this category, in the Territory. In addition, Nidaria will offer Teeka Tan a right of first refusal for all other sun care consumer products that it might have in the future.

Transition

The parties shall provide for reasonable transition provisions for transitioning current sales, marketing, distribution, and commercialization planning functions to Teeka Tan. This Period will range from 60 to 90 days.

This Exclusive Distribution Agreement Term Sheet is entered into this 8th day of March 2006. Teeka Tan and Nidaria represent that they have the right to enter into this agreement and undertake the obligations and responsibilities thereunder.

/s/ Amit Lotan	/s/ Brian S. John
Amit Lotan, Nidaria Technology Ltd	Brian S. John, Teeka Tan Products, Inc.